EXHIBIT 4.1

                                      INVESTORS' AGREEMENT

                                           dated as of

                                       September 29, 1999

                                              among

                           CHARLES RIVER LABORATORIES HOLDINGS, INC.

                                             and the

                      several Stockholders from time to time parties hereto






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                               TABLE OF CONTENTS

                            ----------------------

                                                                           PAGE
                                                                           ----

                                   ARTICLE 1
                                  DEFINITIONS

SECTION 1.01.  Definitions....................................................1

                                   ARTICLE 2
                             CORPORATE GOVERNANCE

SECTION 2.01.  Composition of the Board.......................................8
SECTION 2.02.  Removal........................................................9
SECTION 2.03.  Vacancies......................................................9
SECTION 2.04.  Meetings.......................................................9
SECTION 2.05.  Action by the Board............................................9
SECTION 2.06.  Conflicting Charter or Bylaw Provisions.......................10

                                   ARTICLE 3
                           RESTRICTIONS ON TRANSFER

SECTION 3.01.  General.......................................................10
SECTION 3.02.  Legends.......................................................11
SECTION 3.03.  Permitted Transferees.........................................11
SECTION 3.04.  Restrictions on Transfers by Management Stockholders..........11
SECTION 3.05.  Restrictions on Transfers by CRL..............................12
SECTION 3.06.  Restrictions on Transfers by New Minority Shareholders;
               Right of First Refusal........................................13

                                   ARTICLE 4
                      TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

SECTION 4.01.  Rights to Participate in Transfer.............................15
SECTION 4.02.  Right to Compel Participation in Certain Transfers............17

                                   ARTICLE 5
                              REGISTRATION RIGHTS

SECTION 5.01.  Demand Registration...........................................19
SECTION 5.02.  Incidental Registration.......................................22
SECTION 5.03.  Holdback Agreements...........................................23
SECTION 5.04.  Registration Procedures.......................................24



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                                                                            PAGE
                                                                            ----

SECTION 5.05.  Indemnification by the Company................................27
SECTION 5.06.  Indemnification by Participating Stockholders.................27
SECTION 5.07.  Conduct of Indemnification Proceedings........................28
SECTION 5.08.  Contribution..................................................29
SECTION 5.09.  Participation in Public Offering..............................30
SECTION 5.10.  Other Indemnification.........................................31
SECTION 5.11.  Cooperation by the Company....................................31

                                   ARTICLE 6
                                 MISCELLANEOUS

SECTION 6.01.  Entire Agreement..............................................31
SECTION 6.02.  Binding Effect; Benefit; Treatment of TCW Entities............31
SECTION 6.03.  Exclusive Financial and Investment Banking Advisor............32
SECTION 6.04.  Put Right.....................................................32
SECTION 6.05.  Pre-emptive Rights............................................33
SECTION 6.06.  Assignability.................................................33
SECTION 6.07.  Amendment; Waiver; Termination................................34
SECTION 6.08.  Notices.......................................................34
SECTION 6.09.  Headings......................................................37
SECTION 6.10.  Counterparts..................................................37
SECTION 6.11.  Applicable Law................................................37
SECTION 6.12.  Specific Enforcement..........................................37
SECTION 6.13.  Consent to Jurisdiction.......................................37



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                             INVESTORS' AGREEMENT

         AGREEMENT dated as of September 29, 1999 among Charles River Laboratories Holdings, Inc., a Delaware corporation (the "Company"), CRL Acquisition LLC, a Delaware limited liability company (the "LLC"), DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., DLJ ESC II L.P. (collectively with DLJ Investment Partners, L.P., and DLJ Investment Funding, Inc., "DLJIP"), The 1818 Mezzanine Fund, L.P. ("BB"), Carlyle High Yield Partners, L.P. ("Carlyle"), B&L CRL, Inc., a Delaware corporation ("CRL"), the TCW Entities (as defined herein) (if and when the TCW Entities execute a counterpart of this Agreement), and certain other Persons listed on the signature pages hereof (each, a "Management Stockholder", and collectively, the "Management Stockholders").

         The parties hereto agree as follows:



                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "Adverse Person" means any Person whom the Board of Directors of the Company reasonably determines is a competitor or a potential competitor of the Company or its subsidiaries in a business that is material to the Company and its subsidiaries, taken as a whole.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no stockholder of the Company shall be deemed an Affiliate of any other stockholder of the Company solely by reason of any investment in the Company. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliated Employee Benefit Trust" means any trust that is a successor to the assets held by a trust established under an employee benefit plan subject to






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ERISA or any other trust established directly or indirectly under such plan or any other such plan having the same sponsor.

         "Board" means the board of directors of the Company.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

         "Bylaws" means the Bylaws of the Company, as amended from time to time.

         "Charter" means the Certificate of Incorporation of the Company, as amended from time to time.

         "Closing Date" means September 29, 1999.

         "Common Stock" means the common stock, par value $0.01 per share, of the Company and any stock into which such Common Stock may thereafter be converted or changed, and "Common Shares" means shares of Common Stock.

         "Company Securities" means the Common Stock and securities convertible into or exchangeable for Common Stock and options, warrants (including the Warrants) or other rights to acquire Common Stock or any other equity security issued by the Company, provided that notwithstanding the foregoing, the term "Company Securities" shall not include the High Yield Warrants.

         "Drag-Along Portion" means, with respect to any Other Stockholder and any class of Company Securities, the number of such class of Company Securities beneficially owned by such Other Stockholder on a Fully Diluted basis (but without duplication) multiplied by a fraction, the numerator of which is the number of such class of Company Securities proposed to be sold by the LLC on behalf of the LLC and the Other Stockholders and the denominator of which is the total number of such class of Company Securities on a Fully Diluted basis beneficially owned by the Stockholders.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Fully Diluted" means, with respect to Common Stock and without duplication, all outstanding Shares and all Shares issuable in respect of securities convertible into or exchangeable for Shares, options, warrants (including the Warrants) and other rights to purchase or subscribe for Shares or securities convertible into or exchangeable for Common Stock; provided that, to the extent


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any of the foregoing options, warrants or other rights to purchase or subscribe for Shares are subject to vesting, the Shares subject to vesting shall be included in the definition of "Fully Diluted" only upon and to the extent of such vesting; and provided further that any Shares that vest upon and as a result of a certain transaction shall be included in the definition of "Fully Diluted" for purposes of such transaction.

         "High Yield Warrants" means the warrants that are issued to purchasers of the Senior Subordinated Notes of Charles River Laboratories, Inc. on or around the Closing Date for the purchase of shares of Common Stock constituting not more than 6% of the fully diluted equity of the Company.

         "Initial Ownership" means, with respect to any Stockholder and any class of Company Securities, the number of shares of such class of Company Securities beneficially owned (and without duplication) which such Persons have the right to acquire as of the date hereof, or in the case of any Person that shall become a party to this Agreement on a later date, as of such date, taking into account any stock split, stock dividend, reverse stock split or similar event.

         "Initial Public Offering" means the first sale after the date hereof of Common Stock pursuant to an effective registration statement under the Securities Act (other than (1) a registration statement on Form S-8 or any successor form and (2) a shelf registration statement filed with respect to the High Yield Warrants and / or Warrants).

         "Other Stockholders" means all Stockholders other than the LLC and its Permitted Transferees; provided that DLJIP, BB, Carlyle, and the TCW Entities shall be considered for purposes of this Agreement to be Other Stockholders.

         "Permitted Transferee" means:

                           (i) in the case of the LLC: (A) any of: DLJ
                  Merchant Banking Partners II, L.P., a Delaware limited partnership, DLJ Offshore Partners II, C.V. a Netherlands Antilles limited partnership, DLJ Merchant Banking Partners II-A, L.P., a Delaware limited partnership, DLJ Diversified Partners, L.P., a Delaware limited partnership, DLJ Diversified Partners-A, L.P., a Delaware limited partnership, DLJ EAB Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners, L.P., a Delaware limited partnership, DLJ Millennium Partners-A, L.P., a Delaware limited partnership, DLJMB Funding II, Inc., a Delaware corporation, UK Investment Plan 1997 Partners, a Delaware partnership, DLJ First ESC, L.P., a Delaware limited partnership


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                  and DLJ ESC II, L.P., a Delaware limited partnership, (each of the foregoing, a "DLJ Entity", and collectively, the "DLJ Entities"), (B) any general or limited partner of any DLJ Entity (a "DLJ Partner"), and any corporation, partnership, Affiliated Employee Benefit Trust or other entity that is an Affiliate of any DLJ Partner (collectively, the "DLJ Affiliates"), (C) any managing director, general partner, director, limited partner, officer or employee of any DLJ Entity or of any DLJ Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (C) (collectively, "DLJ Associates"), (D) a trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only DLJ Entities, DLJ Affiliates, DLJ Associates, their spouses or their lineal descendants, or (E) a voting trustee for one or more DLJ Entities, DLJ Affiliates or DLJ Associates; provided that notwithstanding the foregoing, no Other Stockholder shall be a Permitted Transferee of the LLC;

                           (ii) in the case of CRL, Bausch & Lomb Incorporated
                  ("B&L"), or any wholly-owned subsidiary of B&L; and

                           (iii) in the case of any Management Stockholder:
                  (A) a Person to whom Shares are transferred from such Other Stockholder (1) by will or the laws of descent and distribution or (2) by gift without consideration of any kind; provided that, in the case of clause (2), such transferee is the issue or spouse of such Management Stockholder, (B) a trust that is for the exclusive benefit of such Management Stockholder or its Permitted Transferees under (A) above, or a custodian or guardian for the exclusive benefit of the same, or (C) the Company, in a transfer approved by the Board; and

                           (iv) in the case of DLJIP, BB, Carlyle, and the TCW
                  Entities: any Affiliate of such Person.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Pro Rata Portion" means the number of Shares a Stockholder holds multiplied by a fraction, the numerator of which is the number of Shares to be sold by the LLC and its Permitted Transferees in a Public Offering and the


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denominator of which is the total number of Shares, on a Fully Diluted basis, held in the aggregate by the LLC and its Permitted Transferees prior to such Public Offering (excluding any Shares acquired or acquirable upon the exercise of High Yield Warrants).

         "Public Offering" means an underwritten public offering of Registrable Securities of the Company pursuant to an effective registration statement under the Securities Act.

         "Registrable Securities" means any Shares or Warrants until (i) a registration statement covering such Shares or Warrants has been declared effective by the SEC and such Shares or Warrants have been disposed of pursuant to such effective registration statement, (ii) such Shares or Warrants are sold under circumstances in which all of the applicable conditions of Rule 144 are met, or (iii) such Shares or Warrants are otherwise transferred, the Company has delivered a new certificate or other evidence of ownership for such Shares or Warrants not bearing the legend required pursuant to this Agreement and such Shares or Warrants may be resold without subsequent registration under the Securities Act, provided that the term "Registrable Securities" shall not apply to any Shares received upon exercise of any High Yield Warrants.

         "Registration Expenses" means (i) all registration and filing fees,
(ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Shares or Warrants), (iii) printing expenses,
(iv) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to
Section 5.04(h)), (vi) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (vii) reasonable fees and expenses of one counsel for the Stockholders participating in the offering selected (A) by the LLC, in the case of any offering in which the LLC or any Permitted Transferee of the LLC participates, or (B) in any other case, by the Other Stockholders holding the majority of Shares to be sold for the account of all Other Stockholders in the offering, (viii) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc. (the "NASD") including fees and expenses of any "qualified independent underwriter" and (ix) fees and disbursements of underwriters customarily paid by issuers or sellers of securities; but shall not include any underwriting fees, discounts or commissions attributable to the sale of



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Registrable Securities, or any out-of-pocket expenses (except as set forth in clause (vii) above) of the Stockholders (or the agents who manage their accounts) or any fees and expenses of underwriter's counsel.

         "Restriction Termination Date" means the earlier to occur of (a) the second anniversary of the Initial Public Offering and (b) the fifth anniversary of the Closing Date.

         "Rule 144" means Rule 144 and Rule 144A (or any successor provisions) under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shares" means shares of Common Stock.

         "Stockholder" means each Person (other than the Company) who shall be a party to or bound by this Agreement, whether in connection with the execution and delivery hereof as of the date hereof, pursuant to Section 6.06, or otherwise, so long as such Person shall (i) beneficially own (directly or indirectly) any Company Securities, or (ii) have any stock appreciation rights, options, warrants (other than High Yield Warrants) or other rights to purchase or subscribe for Company Securities.

         "Subject Securities" means any Company Securities beneficially owned by the Other Stockholders.

         "Tag-Along Portion" means the number of shares of Common Stock held (or, without duplication, acquirable under the Warrants) (excluding any shares of Common Stock acquired or acquirable under the High Yield Warrants) by the Tagging Person or the Selling Person, as the case may be, multiplied by a fraction, the numerator of which is the number of shares of Common Stock proposed to be sold in the Tag-Along Sale pursuant to Section 4.01, and the denominator of which is the aggregate number of shares of Common Stock on a Fully Diluted basis owned by all Stockholders (excluding any shares of Common Stock acquired or acquirable under the High Yield Warrants).

         "TCW Entities" means TCW/Crescent Mezzanine Partners II, L.P., TCW/Crescent Mezzanine Trust II, Crescent/MACH I Partners, L.P., TCW Leveraged Income Trust, L.P. and TCW Leveraged Income Trust II, L.P.



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         "Third Party" means a prospective purchaser of Shares in an arm's-
length transaction from a Stockholder where such purchaser is not a Permitted Transferee of such Stockholder.

         "Warrants" means the warrants issued by the Company to the DLJ Entities for the purchase of shares of Common Stock constituting not more than 10% (the "Agreed Percentage") of the fully diluted equity of the Company, provided that the Agreed Percentage shall be subject to adjustment in the event of any disruption or adverse change in current financial or capital markets generally or in the market for new issuances of high yield securities.

         "Warrant Shares" means shares of Common Stock issuable by the Company upon exercise of the Warrants.

          (b) The term "LLC", to the extent the LLC shall have transferred any of its Shares to "Permitted Transferees", shall mean the LLC and the Permitted Transferees of the LLC, taken together, and any right or action that may be taken at the election of the LLC may be taken at the election of the holders of a majority of the Shares then held by the LLC and such Permitted Transferees. In the event of a distribution of Shares by the LLC to the holders of limited liability company interests in the LLC, the term "LLC" shall be deemed to mean the DLJ Entities and their Permitted Transferees, taken together, and any right or action that may be taken at the election of the DLJ Entities may be taken at the election of the holders of a majority of the Shares then held by the DLJ Entities and such Permitted Transferees.

          (c) The term "Other Stockholders", to the extent such stockholders shall have transferred any of their Shares to "Permitted Transferees", shall mean the Other Stockholders and the Permitted Transferees of the Other Stockholders, taken together, and any right or action that may be taken at the election of the Other Stockholders may be taken at the election of the Other Stockholders and such Permitted Transferees.

          (d) Each of the following terms is defined in the Section set forth opposite such term:

                           Term                               Section

                  Applicable Holdback Period                  5.03
                  beneficially own                            1.01(a)
                  Demand Registration                         5.01(e)
                  DLJSC                                       6.03



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                  Drag-Along Rights                           4.02(a)
                  Exercise Period                             6.04
                  Holders                                     5.01(a)
                  Incidental Registration                     5.01(e)
                  Indemnified Party                           5.07
                  Indemnifying Party                          5.07
                  Inspectors                                  5.04(g)
                  Maximum Offering Size                       5.01(e)
                  Nominee                                     2.03(a)
                  Put                                         6.04
                  Records                                     5.04(g)
                  Section 4.01 Response Notice                4.01(a)
                  Section 4.02 Notice                         4.02(a)
                  Section 4.02 Notice Period                  4.02(a)
                  Section 4.02 Sale                           4.02(a)
                  Section 4.02 Sale Price                     4.02(a)
                  Selling Person                              4.01(a)
                  Selling Stockholder                         5.01(e)
                  Tag-Along Notice                            4.01(a)
                  Tag-Along Notice Period                     4.01(a)
                  Tag-Along Offer                             4.01(a)
                  Tag-Along Right                             4.01(a)
                  Tag-Along Sale                              4.01(a)
                  Tagging Person                              4.01(a)
                  transfer                                    3.01


                                   ARTICLE 2
                             CORPORATE GOVERNANCE

         SECTION 2.01. Composition of the Board. (a) The Board shall consist initially of nine directors, (i) seven of whom (including the Chairman) will be designated by DLJ Merchant Banking Partners II, L.P., (ii) one of whom will be designated by CRL, and (iii) one of whom will be the Chief Executive Officer appointed by the Board. DLJIP shall be entitled to designate one observer to the Board, who shall be entitled to receive a copy of any materials distributed to all members of the Board, until the date on which DLJIP owns (directly or indirectly) less than 50% of the equity interest in the Company which it owned (indirectly) as of the Closing Date.


          (b) Each Stockholder (other than CRL) entitled to vote for the election of directors to the Board agrees that it will vote its Shares or execute written consents, as the case may be, and take all other necessary action (including



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causing the Company to call a special meeting of stockholders) in order to ensure that the composition of the Board is as set forth in this Section 2.01; provided that no Other Stockholder shall be required to vote for the board-designees of DLJ Merchant Banking Partners II, L.P. if the aggregate number of Common Shares held by the LLC is less than 10% of its Initial Ownership of Common Shares, and provided further that no party hereto shall be required to vote for the board- designee of CRL if the aggregate number of Common Shares held by CRL is less than 40% of the Initial Ownership of CRL.

         SECTION 2.02. Removal. Each Stockholder (other than CRL) agrees that if, at any time, it is then entitled to vote for the removal of directors of the Company, it will not vote any of its Shares in favor of the removal of any director who shall have been designated or nominated pursuant to Section 2.01 unless such removal shall be for cause or the Persons entitled to designate or nominate such director shall have consented to such removal in writing.

         SECTION 2.03. Vacancies. If, as a result of death, disability, retirement, resignation, removal (with or without cause) or otherwise, there shall exist or occur any vacancy of the Board:

          (a) the Person or Persons entitled under Section 2.01 to designate or nominate such director whose death, disability, retirement, resignation or removal resulted in such vacancy may designate another individual (the "Nominee") to fill such capacity and serve as a director of the Company; and

          (b) each Stockholder (other than CRL) then entitled to vote for the election of the Nominee as a director of the Company agrees that it will vote its Shares, or execute a written consent, as the case may be, in order to ensure that the Nominee is elected to the Board.

         SECTION 2.04. Meetings. The Board shall hold a regularly scheduled meeting at least once every calendar quarter, and notice of each meeting shall be given to all directors at least five Business Days prior to such meeting.

         SECTION 2.05. Action by the Board. (a) A quorum of the Board shall consist of four directors, of whom at least three must be designees of DLJ Merchant Banking Partners II, L.P.; provided that the LLC shall have the right at any time to change the number of directors necessary to constitute a quorum of the Board. All actions of the Board shall require the affirmative vote of at least a majority of the directors present at a duly convened meeting of the Board at which a quorum is present or the unanimous written consent of the Board; provided that, in the event there is a vacancy on the Board and an individual has been nominated to fill such vacancy, the first order of business shall be to fill such vacancy.



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         (b) CRL shall have the right to send an observer who is an employee of B&L or an Affiliate of B&L to any meeting of the Board that the director who is designated by CRL is unable to attend. The observer shall have the privilege of voice but no vote with respect to any matter and shall be given a copy of any materials distributed to the Board members for such meeting.

         (c) The Board may create executive, compensation and audit committees, as well as such other committees as it may determine. DLJ Merchant Banking Partners II, L.P. shall be entitled to designate a majority of the directors on any committee created by the Board.

         SECTION 2.06. Conflicting Charter or Bylaw Provisions. Each Stockholder shall vote its Shares or execute written consents, as the case may be, and take all other actions necessary, to ensure that the Company's Charter and Bylaws facilitate and do not at any time conflict with any provision of this Agreement.


                                   ARTICLE 3
                           RESTRICTIONS ON TRANSFER

         SECTION 3.01. General. Each Stockholder understands and agrees that the Company Securities purchased pursuant to the applicable subscription agreement have not been registered under the Securities Act and are restricted securities. Each Stockholder agrees that it will not, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("transfer") any Company Securities (or solicit any offers to buy or otherwise acquire, or take a pledge of any Company Securities) except in compliance with the Securities Act and the terms and conditions of this Agreement.

         Any attempt to transfer any Company Securities not in compliance with this Agreement shall be null and void and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company's stock records to such attempted transfer.

         No transferee other than a Permitted Transferee or a party hereto shall be required or permitted to become a party to this Agreement or have the benefit of any rights hereunder or the burden of any obligations hereunder.

         Except as set forth in the first sentence of this Section 3.01, transfers by the LLC are not subject to any restrictions.



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         SECTION 3.02. Legends. In addition to any other legend that may be required, each certificate for shares of Common Stock and each Warrant that is issued to any Stockholder shall bear a legend in substantially the following form:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INVESTORS' AGREEMENT DATED AS OF SEPTEMBER 29, 1999, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM CHARLES RIVER LABORATORIES HOLDINGS, INC. OR ANY SUCCESSOR THERETO."

                If any Company Securities shall cease to be Registrable Securities under clause (i) or clause (ii) of the definition thereof, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such securities without the first sentence of the legend required by this Section endorsed thereon. If any Company Securities cease to be subject to any and all restrictions on transfer set forth in this Agreement, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Company Securities without the second sentence of the legend required by this Section endorsed thereon.

         SECTION 3.03. Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, any Stockholder may at any time transfer any or all of its Company Securities to one or more of its Permitted Transferees without the consent of the Board or any other Stockholder or group of Stockholders and without compliance with Sections 3.04, 3.05, 3.06 and 4.01 so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement and (b) the transfer to such Permitted Transferee is not in violation of applicable federal or state securities laws.

         SECTION 3.04.  Restrictions on Transfers by Management Stockholders.

          (a) Each Management Stockholder and each Permitted Transferee of such Management Stockholder may transfer its Company Securities only as follows:

              (i) in a transfer made in compliance with Section 4.01 or 4.02;

             (ii) subject to the Public Offering Limitations, in a Public Offering in connection with the exercise of its rights under Article 5 hereof;



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            (iii) after the Initial Public Offering, pursuant to the exemption from registration provided under Rule 144, provided that until the later of (A) the third anniversary of the IPO and (B) the Restriction Termination Date, such sales cannot reduce the Stockholder's ownership to (or occur at a time when such Stockholder's ownership is otherwise) below the greater of (X) 50% of his or her Initial Ownership and (Y) that percentage of his or her Initial Ownership as equals the percentage of the LLC's Initial Ownership remaining after previous dispositions by the LLC; or

             (iv) following the Restriction Termination Date, to (A) any Third Party other than an Adverse Person or any person deemed inappropriate by the Board or (B) any Third Party through a national securities exchange, in each case for consideration consisting solely of cash, provided, however, that the amount sold in any 12-month period may not exceed 20% of the Management Stockholder's Initial Ownership.

         For purposes of this Agreement, "Public Offering Limitations" means
(A) no Management Stockholder shall be permitted to sell any Shares in the Initial Public Offering, (B) in the first public offering following the Initial Public Offering, no Management Stockholder may sell more than the lesser of (x) 50% of his or her Pro Rata Portion and (y) 20% of his or her holdings prior to the offering and (C) in each public offering thereafter, each Management Stockholder may sell no more than the lesser of (x) his or her Pro Rata Portion and (y) 50% of his or her holdings prior to the offering.

          (b) The provisions of Section 3.04(a) shall terminate upon the earliest to occur of (i) the tenth anniversary of the Closing Date and (ii) the date upon which the shareholdings of the LLC fall below 10% of its Initial Ownership. Notwithstanding the foregoing sentence, the provisions of Section 3.04(a) shall not terminate with respect to any Management Stockholder's Shares which shall have been pledged to the Company as security in connection with any indebtedness for borrowed money owed by such Management Stockholder to the Company unless the proceeds from the sale of such Shares are applied to repay such indebtedness in full.

         SECTION 3.05.  Restrictions on Transfers by CRL.

          (a) CRL may transfer its Company Securities only as follows:

              (i) in a transfer made in compliance with Section 4.01 or 4.02;

             (ii) in a Public Offering in connection with the exercise of its rights under Article 5 hereof;

            (iii) after the Initial Public Offering, pursuant to the exemption from registration provided under Rule 144, provided, however, that the amount sold in any 12-month period pursuant to this clause (iii) may not exceed 25% of CRL's Initial Ownership.

             (iv) following the Restriction Termination Date, to (A) any Third Party other than an Adverse Person or any person deemed inappropriate by the Board or (B) any Third Party through a national securities exchange, in each case for consideration consisting solely of cash.

          (b) The provisions of Section 3.05(a) shall terminate upon the earliest to occur of (i) the tenth anniversary of the Closing Date and (ii) the date upon which the shareholdings of the LLC fall below 10% of its Initial Ownership.

          SECTION 3.06. Restrictions on Transfers by New Minority Shareholders; Right of First Refusal.

          (a) Each of DLJIP, BB, Carlyle, and the TCW Entities (a "New Minority Shareholder") may transfer its Company Securities only as follows:

              (i) in a transfer made in compliance with Section 4.01 or 4.02;

             (ii) in a Public Offering in connection with the exercise of its rights under Article 5 hereof;

            (iii) after the Initial Public Offering, pursuant to the exemption from registration provided under Rule 144;

             (iv) after the earlier of (A) 3 years from the Closing Date or (B) the Initial Public Offering, to any Third Party other than an Adverse Person or any person deemed inappropriate by the Board, provided in the case of any transfer prior to the Initial Public Offering that the transferor shall first have complied with Section 3.06(b) and that the consideration shall consist solely of cash; or

              (v) to the limited partners of such New Minority
         Shareholder, as part of a general distribution of all assets held by such New Minority Shareholder to its limited partners; provided that any transferees pursuant to this clause (v) shall be deemed not to be Permitted Transferees.

          (b) Right of First Refusal.

              (i) If, prior to an Initial Public Offering, a New Minority Shareholder proposes to transfer Company Securities owned by such New Minority Shareholder in a transaction pursuant to and permitted by
         Section 3.06(a)(iv), such New Minority Shareholder shall provide DLJ Merchant Banking II, Inc. and the Company written notice of such proposed transfer. The notice shall identify the number of Company Securities proposed to be transferred, the cash price at which a transfer is proposed to be made and all other material terms and conditions of the offer.

             (ii) The receipt of a such notice by DLJ Merchant Banking II, Inc. and the Company from a New Minority Shareholder shall constitute an offer by such New Minority Shareholder to sell first, to the DLJ Entities and, if not accepted or only accepted in part by the DLJ Entities, second to the Company, for cash, the Company Securities at the price and on the other terms and conditions set forth in such notice. Such offer shall be irrevocable for 10 Business Days after receipt of such notice by the DLJ Entities and the Company. During such period, any of the DLJ Entities and the Company shall have the right to accept such offer as to all or a portion of the Company Securities (provided that first priority of the right to accept is given to the DLJ Entities; and provided further that the aggregate number of Company Securities accepted by the DLJ Entities and the Company together equals the total number of Company Securities subject to the offer) by giving a written notice of acceptance to such Ne Minority Shareholder prior to the expiration of the offer period.

            (iii) Any Person who has accepted the offer shall purchase and pay for all Company Securities accepted within 30 days after such acceptance.

             (iv) Upon the failure to accept the offer in full prior to the expiration of the offer period or the failure to consummate the purchase within 30 days after the acceptance of the offer, there shall commence a 60-day period during which the New Minority Shareholder that gave the notice shall have the right to transfer to a third party any or all of the Company Securities subject to such offer at a price in cash not less than 90% of the price indicated in the applicable notice to DLJ Merchant Banking II, Inc. and the Company, and on the other terms and conditions set forth therein, provided that the transfer to such third party is not in violation of applicable federal or state or foreign securities laws. If such New Minority Shareholder does not consummate the sale in accordance with the foregoing time limitations, such New Minority Shareholder may not thereafter transfer any Company Securities in a transaction pursuant to Section 3.06(a)(iv) without repeating the foregoing procedures.

          (c) The provisions of Section 3.06(a) shall terminate upon the earliest to occur of (i) the tenth anniversary of the Closing Date and (ii) the date upon which the shareholdings of the LLC fall below 10% of its Initial Ownership.


                                   ARTICLE 4
                      TAG-ALONG RIGHTS; DRAG-ALONG RIGHTS

         SECTION 4.01. Rights to Participate in Transfer. (a) If the LLC (the "Selling Person") proposes to transfer a number of Shares equal to or exceeding 25% of the outstanding Shares in a single transaction or in a series of related transactions on the date of the proposed sale (a "Tag-Along Sale"), the Other Stockholders may, at their option, elect to exercise their rights under this Section 4.01 (each such Stockholder, a "Tagging Person"), provided that no such rights shall apply to transfers of Shares (i) in a Public Offering or pursuant to Rule 144 (defined for these purposes to exclude Rule 144A under the Securities Act), (ii) to any Permitted Transferee of the LLC (defined for these purposes to exclude, except in the case of a general distribution to DLJ Partners, any Permitted Transferee who is a Permitted Transferee solely by reason of being an Affiliate of a DLJ Partner), or (iii) to holders of limited liability company units in the LLC ("Units"). In the event of such a proposed transfer, the Selling Person shall provide each Other Stockholder written notice of the terms and conditions of such proposed transfer ("Tag-Along Notice") and offer each Tagging Person the opportunity to participate in such sale. The Tag-Along Notice shall identify the number and type of Company Securities subject to the offer ("Tag-Along Offer"), the cash price at which the transfer is proposed to be made, and all other material terms and conditions of the Tag-Along Offer, including the form of the proposed agreement, if any. From the date of the Tag-Along Notice, each Tagging Person shall have the right (a "Tag-Along Right"), exercisable by written notice ("Section 4.01 Response Notice") given to the Selling Person within 15 Business Days (the "Tag-Along Notice Period"), to request that the Selling Person include in the proposed transfer the number of Company Securities held by such Tagging Person as is specified in such notice; provided that if the aggregate number of Company Securities proposed to be sold by the Selling Person and all Tagging Persons in such transaction exceeds the number of Company Securities which can be sold on the terms and conditions set forth in the Tag-Along Notice, then only the Tag-Along Portion of Company Securities of each Tagging Person shall be sold pursuant to the Tag-Along Offer and the Selling Person shall sell its Tag-Along Portion of Company Securities and such additional Company Securities as permitted by Section 4.01(d). If the Tagging Persons exercise their Tag-Along Rights hereunder, each Tagging Person shall deliver, together with its Section 4.01 Response Notice, to the Selling Person the certificate or certificates representing the Company Securities of such Tagging Person to be included in the transfer, together with a limited power-of-attorney authorizing the Selling Person to transfer such Securities on the terms set forth in the Tag-Along Notice. Delivery of such certificate or certificates representing the Company Securities to be transferred and the limited power-of-attorney authorizing the Selling Person to transfer such Company Securities shall constitute an irrevocable acceptance of the Tag-Along Offer by such Tagging Persons. If, at the end of a 120 day period after such delivery, the Selling Person has not completed the transfer of all such Company Securities on substantially the same terms and conditions set forth in the Tag-Along Notice (provided, however, that the cash price payable in any such sale may exceed the cash price specified in the Tag-Along Notice by up to 10%), the Selling Person shall return to each Tagging Person the limited power-of-attorney (and all copies thereof) together with all certificates representing the Company Securities which such Tagging Person delivered for transfer pursuant to this Section 4.01.

          (b) Concurrently with the consummation of the Tag-Along Sale, the Selling Person shall notify the Tagging Persons thereof, shall remit to the Tagging Persons the total consideration (by bank or certified check) for the Company Securities of the Tagging Persons transferred pursuant thereto, and shall, promptly after the consummation of such Tag-Along Sale, furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by the Tagging Persons.

          (c) If at the termination of the Tag-Along Notice Period any Tagging Person shall not have elected to participate in the Tag-Along Sale, such Tagging Person will be deemed to have waived its rights under Section 4.01(a) with respect to the transfer of its securities pursuant to such Tag-Along Sale, but not with respect to any future sales.

          (d) If any Stockholder declines to exercise its Tag-Along Rights or elects to exercise its Tag-Along Rights with respect to less than such Tagging Person's Tag-Along Portion, the Tagging Persons who do respond and the LLC shall be entitled to transfer, pursuant to the Tag-Along Offer, an additional number of Company Securities equal to the number of Company Securities constituting their pro rata portion of such Tagging Person's Tag-Along Portion with respect to which Tag-Along Rights were not exercised.

          (e) The LLC and any Tagging Person who exercises the Tag-Along Rights pursuant to this Section 4.01 may sell the Company Securities subject to the Tag-Along Offer on the terms and conditions set forth in the Tag-Along Notice (provided, however, that the cash price payable in any such sale may exceed the cash price specified in the Tag-Along Notice by up to 10%) within 120 days of the date on which Tag-Along Rights shall have been waived, exercised or expire.

         (f) In the event that the DLJ Entities propose to transfer a number of Units equal to or exceeding 40% of the outstanding Units in a single transaction or in a series of related transactions on the date of the proposed sale, other than transfers of Units (i) in a Public Offering or pursuant to Rule 144 (defined for these purposes to exclude Rule 144A under the Securities
Act) or (ii) to any Permitted Transferee of the LLC (defined for these purposes to exclude, except in the case of a general distribution to DLJ Partners, any Permitted Transferee who is a Permitted Transferee solely by reason of being an Affiliate of a DLJ Partner), the Board of Directors shall in good faith determine an appropriate procedure which shall mutatis mutandis reflect the procedures of this Section 4.01 to allow Company Securities to be sold proportionally by Other Stockholders as part of such sale, and shall in good faith determine an appropriate valuation for such Company Securities reflecting the price per Unit at which the DLJ Entities propose to sell the Units.

         (g) This Section 4.01 shall terminate upon the Initial Public
Offering.

         SECTION 4.02. Right to Compel Participation in Certain Transfers. (a) If (i) the LLC proposes to transfer not less than 50% of its Initial Ownership of Common Stock to a Third Party in a bona fide sale or (ii) the LLC proposes an arms-length transfer in which the shares of Common Stock to be transferred by the LLC and its Permitted Transferees constitute more than 50% of the outstanding shares of Common Stock (a "Section 4.02 Sale"), the LLC may at its option require all Other Stockholders to sell the Drag-Along Portion of the Subject Securities ("Drag-Along Rights") then held by every Other Stockholder, and (subject to and at the closing of the Section 4.02 Sale) to exercise all, but not less than all, of the options held by every Other Stockholder and to sell all of the shares of Common Stock received upon such exercise to such Third Party, for the same consideration per share of Common Stock and otherwise on the same terms and conditions as the LLC; provided that any Other Stockholder who holds options the exercise price per share of which is greater than the per share price at which the Shares are to be sold to the Third Party may, if required by the LLC to exercise such options, in place of such exercise, submit to irrevocable cancellation thereof without any liability for payment of any exercise price with respect thereto. In the event the Section
4.02 Sale is not consummated with respect to any shares acquired upon exercise of such options, or the Section 4.02 Sale is not consummated, such options shall be deemed not to have been exercised or canceled, as applicable. The LLC shall provide written notice of such Section
4.02 Sale to the Other Stockholders (a "Section 4.02 Notice") not later than the 15th Business Day prior to the proposed Section 4.02 Sale. The Section
4.02 Notice shall identify the transferee, the number of Subject Securities, the consideration for which a transfer is proposed to be made (the "Section
4.02 Sale Price") and all other material terms and conditions of the Section
4.02 Sale. The number of shares of Common Stock to be sold by each Other Stockholder will be the Drag-Along Portion of the shares of Common Stock that such Other Stockholder owns. Each Other Stockholder shall be required to participate in the Section 4.02 Sale on the terms and conditions set forth in the Section 4.02 Notice and to tender all its Subject Securities as set forth below. The price payable in such transfer shall be the Section 4.02 Sale Price. Not later than the 10th Business Day following the date of the Section
4.02 Notice (the "Section 4.02 Notice Period"), each of the Other Stockholders shall deliver to a representative of the LLC designated in the Section 4.02 Notice certificates representing all Subject Securities representing the Drag Along Portion held by such Other Stockholder, duly endorsed, together with all other documents required to be executed in connection with such Section 4.02 Sale. If an Other Stockholder should fail to deliver such certificates to the representative of the LLC, the Company shall cause the books and records of the Company to show that such Subject Securities are bound by the provisions of this Section 4.02 and that such Subject Securities shall be transferred to the purchaser of the Subject Securities immediately upon surrender for transfer by the holder thereof.

          (b) The LLC shall have a period of 45 days from the date of receipt of the Section 4.02 Notice to consummate the Section 4.02 Sale on the terms and conditions set forth in such Section 4.02 Sale Notice. If the Section 4.02 Sale shall not have been consummated during such period, the LLC shall return to each of the Other Stockholders all certificates representing Subject Securities that such Other Stockholder delivered for transfer pursuant hereto, together with any documents in the possession of the LLC executed by the Other Stockholder in connection with such proposed transfer, and all the restrictions on transfer contained in this Agreement or otherwise applicable at such time with respect to Common Stock owned by the Other Stockholders shall again be in effect.

          (c) Concurrently with the consummation of the transfer of Company Securities pursuant to this Section 4.02, the LLC shall give notice thereof to all Stockholders, shall remit to each of the Stockholders who have surrendered their certificates the total consideration (by bank or certified check) for the Subject Securities transferred pursuant hereto and shall furnish such other evidence of the completion and time of completion of such transfer and the terms thereof as may be reasonably requested by such Stockholders.

                                   ARTICLE 5
                              REGISTRATION RIGHTS

         SECTION 5.01. Demand Registration. (a) If the Company shall receive a written request by the LLC or its Permitted Transferees or DLJIP (any such requesting Person, a "Selling Stockholder") that the Company effect the registration under the Securities Act of all or a portion of such Selling Stockholder's Registrable Securities, and specifying the intended method of disposition thereof, then the Company shall promptly give written notice of such requested registration (a "Demand Registration") at least 30 days prior to the anticipated filing date of the registration statement relating to such Demand Registration to the Other Stockholders and thereupon will use its best efforts to effect, as expeditiously as possible, the registration under the Securities Act of:

              (i) the Registrable Securities which the Company has been so requested to register by the Selling Stockholders, then held by the Selling Stockholders; and

             (ii) subject to the restrictions set forth in Section 5.01(e), all other Registrable Securities of the same type as that to which the request by the Selling Stockholders relates which any Other Stockholder entitled to request the Company to effect an Incidental Registration (as such term is defined in Section 5.02) pursuant to
         Section 5.02 (all such Stockholders, together with the Selling Stockholders, the "Holders") has requested the Company to register by written request received by the Company within 15 days after the receipt by such Holders of such written notice given by the Company, all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered; provided that, subject to Section 5.01(d) hereof, the Company shall not be obligated to effect (A) more than six Demand Registrations for the LLC and its Permitted Transferees or (B) one Demand Registration for DLJIP (which Demand Registration right may not be exercised prior to the earlier of (1) five years from the Closing Date and (2) the date that is 180 days after an Initial Public Offering); and provided further that the Company shall not be obligated to effect a Demand Registration unless the aggregate proceeds expected to be received from the sale of the Common Stock to be included in such Demand Registration, in the reasonable opinion of DLJ Merchant Banking II, Inc. exercised in good faith, equals or exceeds (Y) $30,000,000 if such Demand Registration would constitute the Initial Public Offering, or (Z) $10,000,000 in all other cases. In no event will the Company be required to effect more than one Demand Registration within any four-month period.

          (b) Promptly after the expiration of the 15-day period referred to in Section 5.01(a)(ii) hereof, the Company will notify all the Holders to be included in the Demand Registration of the other Holders and the number of Registrable Securities requested to be included therein. The Selling Stockholders requesting a registration under this Section may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders, by providing a written notice to the Company revoking such request, in which case such request, so revoked, shall be considered a Demand Registration unless the participating Stockholders reimburse the Company for all costs incurred by the Company in connection with such registration, or unless such revocation arose out of the fault of the Company, in which case such request shall not be considered a Demand Registration.

          (c) The Company will pay all Registration Expenses in connection with any Demand Registration.

          (d) A registration requested pursuant to this Section shall not be deemed to have been effected (i) unless the registration statement relating thereto (A) has become effective under the Securities Act and (B) has remained effective for a period of at least 180 days (or such shorter period in which all Registrable Securities of the Holders included in such registration have actually been sold thereunder); provided that if after any registration statement requested pursuant to this Section becomes effective (x) such registration statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and (y) less than 75% of the Registrable Securities included in such registration statement has been sold thereunder, such registration statement shall not be considered a Demand Registration or (ii) if the Maximum Offering Size (as defined below) is reduced in accordance with Section 5.01(e) or 5.01(f) such that less than 66 2/3% of the Registrable Securities of the Selling Stockholders sought to be included in such registration are included.

          (e) If a Demand Registration involves an Underwritten Public Offering and the managing underwriter shall advise the Company and the Selling Stockholders that, in its view, (i) the number of Registrable Securities requested to be included in such registration (including any securities which the Company proposes to be included which are not Registrable Securities) or
(ii) the inclusion of some or all of the Registrable Securities owned by the Holders, in any such case, exceeds the largest number of securities which can be sold without having an adverse effect on such offering, including the price at which such securities can be sold (the "Maximum Offering Size"), the Company will include in such registration, in the priority listed below, up to the Maximum Offering Size:

                       (A) first: (1) in the case of a Demand by the LLC and
                  its Permitted Transferees, all Securities requested to be registered by the Selling Stockholder and by all of its Permitted Transferees and CRL, DLJIP, BB, Carlyle, and the TCW Entities (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Persons on the basis of the relative number of shares of Registrable Securities requested to be registered), or (2) in the case of a Demand by DLJIP, all Securities requested to be registered by the Selling Stockholder and by all of its Permitted Transferees and BB, Carlyle, and the TCW Entities (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Persons on the basis of the relative number of shares of Registrable Securities requested to be registered);

                       (B) second: (1) in the case of a Demand by the LLC and
                  its Permitted Transferees, all Registrable Securities requested to be included in such registration by any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of shares of Registrable Securities requested to be included in such registration), or (2) in the case of a Demand by DLJIP, all Registrable Securities requested to be included in such registration by the LLC and its Permitted Transferees and by CRL (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of shares of Registrable Securities requested to be included in such registration);

                       (C) third: (1) in the case of a Demand by the LLC and
                  its Permitted Transferees, any securities proposed to be registered by the Company, or (2) in the case of a Demand by DLJIP, all Registrable Securities requested to be included in such registration by any other Holder (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such other Holders on the basis of the relative number of shares of Registrable Securities requested to be included in such registration); and

                       (D) fourth: in the case of a Demand by DLJIP, any
                  securities proposed to be registered by the Company.

          (f) If the Company files a shelf registration statement with respect to the High Yield Warrants, the Company shall notify the holders of the Warrants at least 20 days prior to such filing. The holders of the Warrants shall have the right (which shall not be deemed to be a use of a Demand Registration right), by notice to the Company, to include the Warrants in such shelf registration statement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not be construed to confer on any Stockholder (other than holders of Warrants in their capacity as such, together with any Persons entitled to indemnification hereunder in connection therewith) any rights in connection with such shelf registration statement.

         SECTION 5.02. Incidental Registration. (a) If the Company proposes to register any Company Securities under the Securities Act (other than a registration (A) on Form S-8 or S-4 or any successor or similar forms, (B) relating to Common Stock issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or (C) in connection with a direct or indirect acquisition by the Company of another company), whether or not for sale for its own account, it will each such time, subject to the provisions of Section 5.02(b), give prompt written notice at least 30 days prior to the anticipated filing date of the registration statement relating to such registration to the LLC and each Other Stockholder, which notice shall set forth such Stockholder's rights under this Section 5.02 and shall offer such Stockholders the opportunity to include in such registration statement such number of Registrable Securities of the same type as are proposed to be registered as each such Stockholder may request (an "Incidental Registration"). Upon the written request of any such Stockholder made within 15 days after the receipt of notice from the Company (which request shall specify the number of Registrable Securities intended to be disposed of by such Stockholder), the Company will use its best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by such Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered; provided that (I) if such registration involves a Public Offering, all such Stockholders requesting to be included in the Company's registration must sell their Registrable Securities to the underwriters selected as provided in Section 5.04(f) on the same terms and conditions as apply to the Company and (II) if, at any time after giving written notice of its intention to register any stock pursuant to this Section 5.02(a) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give written notice to all such Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (without prejudice, however, to rights of the LLC under Section 5.01). No registration effected under this Section 5.02 shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 5.01.

The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 5.02.

          (b) If a registration pursuant to this Section 5.02 involves a Public Offering (other than in the case of a Public Offering requested by the LLC or any of its Permitted Transferees or the Other Stockholders in a Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 5.01(e) shall apply) and the managing underwriter advises the Company that, in its view, the number of Shares that the Company and such Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company will include in such registration, in the following priority, up to the Maximum Offering Size:

              (i) first, so much of the securities proposed to be registered by the Company as would not cause the offering to exceed the Maximum Offering Size;

             (ii) second, all Registrable Securities requested to be included in such registration by the LLC and its Permitted Transferees or any Other Stockholder pursuant to this Section 5.02 (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration).

         SECTION 5.03. Holdback Agreements. If any registration of Registrable Securities shall be in connection with a Public Offering, the LLC and its Permitted Transferees and each Other Stockholder agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144, or any successor provision, under the Securities Act, of any Registrable Securities, and not to effect any such public sale or distribution of any other Common Stock of the Company or of any stock convertible into or exchangeable or exercisable for any Common Stock of the Company (in each case, other than as part of such Public Offering) during the 14 days prior to the effective date of such registration statement (except as part of such registration) or during the period after such effective date equal to the lesser of (i) such period of time as agreed between such managing underwriter and the Company and (ii) 180 days (such lesser period, the "Applicable Holdback Period").

         SECTION 5.04. Registration Procedures. Whenever Stockholders request that any Registrable Securities be registered pursuant to Section 5.01 or 5.02, the Company will, subject to the provisions of such Sections, use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

          (a) The Company will as expeditiously as possible prepare and file with the SEC a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 180 days.

          (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to participating Stockholder and each underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company will furnish to such Stockholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder.

          (c) After the filing of the registration statement, the Company will promptly notify each Stockholder holding Registrable Securities covered by such registration statement of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

          (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as any Stockholder holding such Registrable Securities reasonably (in light of such Stockholder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Stockholder to consummate the disposition of the Registrable Securities owned by such Stockholder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

          (e) The Company will immediately notify each Stockholder holding such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each such Stockholder any such supplement or amendment.

          (f) The LLC will have the right, in its sole discretion, to select an underwriter or underwriters in connection with any Public Offering, which underwriter or underwriters may include any Affiliate of any DLJ Entity. In connection with any Public Offering, the Company will enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities in any such Public Offering, including the engagement of a "qualified independent underwriter" in connection with the qualification of the underwriting arrangements with the NASD.

          (g) Upon the execution of confidentiality agreements in form and substance satisfactory to the Company, the Company will make available for inspection by any Stockholder and any underwriter participating in any disposition pursuant to a registration statement being filed by the Company pursuant to this Section 5.04 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records that the Company determines, in good faith, to be confidential and that it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the Company Securities or its Affiliates unless and until such is made generally available to the public. Each

Stockholder further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

          (h) The Company will furnish to each such Stockholder and to each such underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as a majority of such Stockholders or the managing underwriter therefor reasonably requests.

          (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

         The Company may require each such Stockholder to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

         Each such Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(e), such Stockholder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Stockholder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(e), and, if so directed by the Company, such Stockholder will deliver to the Company all copies, other than any permanent file copies then in such Stockholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 5.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 5.04(e) to the date when the Company shall make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 5.04(e).

         SECTION 5.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Stockholder holding Registrable Securities covered by a registration statement, its officers, directors and agents, and each person, if any, who controls such Stockholder within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Stockholder or on such Stockholder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus, or in any prospectus, as the case may be, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that the Company has provided such prospectus and it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Stockholders provided in this Section 5.05.

         SECTION 5.06. Indemnification by Participating Stockholders. Each Stockholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Stockholder, but only (i) with respect to information furnished in writing by such Stockholder or on such Stockholder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section
5.05 results from the fact that a current copy of the prospectus (or, in the case of a prospectus, the prospectus as amended or supplemented) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the written confirmation of the sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Stockholder to provide such person with a current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) and such current copy of the prospectus (or such amended or supplemented prospectus, as the case may be) would have cured the defect giving rise to such loss, claim, damage, liability or expense. Each such Stockholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section 5.06. As a condition to including Registrable Securities in any registration statement filed in accordance with
Article 5 hereof, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

         SECTION 5.07. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 5, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

         SECTION 5.08. Contribution. If the indemnification provided for in this Article 5 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Stockholders holding Registrable Securities covered by a registration statement on the one hand and the underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and such Stockholders on the one hand and the underwriters on the other, from the offering of the Registrable Securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each such Stockholder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Stockholder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by the Company and such Stockholders on the one hand and such underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and such Stockholders bear to the total underwriting discounts and commissions received by such underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and such Stockholders on the one hand and of such underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and such Stockholders or by such underwriters. The relative fault of the Company on the one hand and of each such Stockholder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         The Company and the Stockholders agree that it would not be just and equitable if contribution pursuant to this Section 5.08 were determined by pro rata allocation (even if the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 5.08, no underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Stockholder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Stockholder were offered to the public exceeds the amount of any damages which such Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Stockholder's obligation to contribute pursuant to this Section 5.08 is several in the proportion that the proceeds of the offering received by such Stockholder bears to the total proceeds of the offering received by all such Stockholders and not joint.

         SECTION 5.09. Participation in Public Offering. No Person may participate in any Public Offering hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably and customarily required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

         SECTION 5.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

         SECTION 5.11. Cooperation by the Company. In the event any Stockholder shall transfer any Registrable Securities pursuant to Rule 144A under the Securities Act, the Company shall cooperate with such Stockholder (which shall include, without limitation, making registration rights with respect to the Registrable Securities to be sold (or securities issuable or to be issued in exchange therefor) available to the ultimate purchasers thereof) and shall provide to such Stockholder such information as such Stockholder shall reasonably request, provided that any registration rights made available pursuant hereto shall not be on terms substantially more favorable to the possessors thereof than the registration rights granted herein to the LLC.


                                   ARTICLE 6
                                 MISCELLANEOUS

         SECTION 6.01. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         SECTION 6.02. Binding Effect; Benefit; Treatment of TCW Entities. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, their respective heirs, successors, legal representatives and permitted assigns, the DLJ Entities, and DLJ Merchant Banking II, Inc., any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         (b) It is acknowledged and understood by all parties hereto that this agreement shall be binding in the absence of executed counterparts from the TCW Entities. It is further understood that if the TCW Entities do not deliver executed counterparts to the Company within 30 days from the Closing Date, all references herein to the TCW Entities shall be deemed to be removed without any further action on the part of any party hereto.

         SECTION 6.03. Exclusive Financial and Investment Banking Advisor. During the period from and including the date hereof through and including the fifth anniversary of the date hereof, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), or any Affiliate of DLJSC that the LLC may choose in its sole discretion, shall be engaged as the exclusive financial and investment banking advisor of the Company.

         SECTION 6.04. Put Right. (a) During the period, if any, beginning on
(i) the earlier of (A) the date that all of the Indebtedness (as defined in, and for the purposes hereof such term shall include, the Subordinated Discount Note Due 2010 issued by the Company to CRL Holdings, Inc.) of the Company and its subsidiaries incurred on or prior to the Closing Date has been repaid in full (including any refinancings or replacements of such Indebtedness) or (B) the date that (1) all of the Indebtedness of the Company and its subsidiaries incurred on or prior to the Closing Date has been repaid in full, refinanced or replaced and (2) the documentation relating to all of the refinanced or replacement Indebtedness referred to in the preceding clause (A) permits the Put (as defined below) to be exercised, provided that in connection with any refinancing or replacement referred to in the preceding clause (A) the Company shall make a good faith effort to obtain such permission in the documentation thereof, and ending on (ii) the earliest of (X) the date of the Initial Public Offering, (Y) the date on which the LLC shall own less than 50% of the outstanding Common Stock, and (Z) twelve years from the Closing Date, CRL shall have the right to sell (the "Put") all, but not less than all, of the Common Stock owned by it (excluding any Common Stock acquired by it after the Closing Date) to the Company. The price per share for the Common Stock purchased pursuant to the Put shall be the fair market value thereof as determined by an investment bank of nationally recognized standing selected by the Board, which shall not be an affiliate of the LLC or the DLJ Entities.

          (b) In the event that CRL proposes to exercise its rights under this section, it shall provide the Company with written notice thereof (the "Section 6.04 Notice"). The Company shall then have 75 days from the date of its receipt of the Section 6.04 Notice in which to obtain the determination of the price per share set forth in clause (a) above, and to provide written notice to CRL of such price per share (the "Value Notice"). CRL shall then have 10 Business Days from the date of its receipt of the Value Notice in which it may provide written notice to the Company of its intention to exercise the Put (the "Put Notice"). If CRL does not provide the Put Notice to the Company within such 10 day period, it shall forfeit all its rights under this Section 6.04. If CRL does provide the Put Notice to the Company within such 10 day period: (i) the Company shall deliver to CRL the price per share set forth in the Value Notice for the Common Stock to be sold by CRL, and (ii) CRL shall simultaneously deliver to the Company certificates representing such Common Stock, together with duly executed stock powers, on a date to be determined by mutual agreement (but not less than 10 days after the date of the Company's receipt of the Put Notice).

         SECTION 6.05. Pre-emptive Rights. (a) If the Company proposes to issue any Company Securities (other than (i) to employees of the Company or any subsidiary pursuant to employee benefit plans or arrangements approved by the Board (including upon the exercise of employee stock options), (ii) in connection with any bona fide, arm's length direct or indirect merger, acquisition or similar transaction, (iii) pursuant to a Public Offering, (iv) upon the exercise of Warrants or High Yield Warrants, or (v) on or prior to the Closing Date), each Other Stockholder shall have the pre-emptive right to acquire its pre-emptive portion of such Company Securities, at the same price per Company Security at which such Company Securities are sold in such issuance. For these purposes, "pre-emptive portion" shall mean a fraction, the numerator of which is the Initial Ownership of such Stockholder and the denominator of which is the Initial Ownership of all Stockholders.

          (b) The Company shall provide written notice to each Other Stockholder at least twenty days prior to any issuance of Company Securities with respect to which such Other Stockholder would have pre-emptive rights pursuant to clause (a) above. Each Other Stockholder shall then have ten days from its receipt of such notice in which to provide written notice to the Company of its exercise of its rights pursuant to this Section 6.05.

          (c) The rights of any Other Stockholder under this Section 6.05 shall expire at such time as such Other Stockholder owns less than 40% of its Initial Ownership of Common Stock.

         (d) The Company shall not be under any obligation to consummate any proposed issuance of Company Securities, regardless of whether it shall have delivered a written notice in respect of such issuance.

         SECTION 6.06. Assignability. This Agreement shall not be assignable by any party hereto, except that any Person acquiring Shares who is required by the terms of this Agreement or any employment agreement or stock purchase, option, stock option or other compensation plan of the Company or any Subsidiary to become a party hereto shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement and shall thenceforth be a "Stockholder". Any Stockholder who ceases to own beneficially any Shares shall cease to be bound by the terms hereof (other than the provisions of Sections 5.05, 5.06, 5.07, 5.08, and 5.10 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Shares).

         SECTION 6.07. Amendment; Waiver; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by (i) the Company with the approval of the Board, (ii) DLJ Merchant Banking II, Inc., and (iii) CRL, until such time as CRL is no longer entitled to nominate a director to the Board; provided that if any such amendment or modification has an adverse effect on any Stockholder that is materially disproportionate to the effect of such amendment or modification on Stockholders generally, the approval of such Stockholder shall also be required.

         SECTION 6.08. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmissions and shall be given,

         if to the Company or the Management Stockholders, to

                  Charles River Laboratories Holdings, Inc.
                  251 Ballardvale Street
                  Wilmington, MA 01887
                  Attention: Dennis R. Shaughnessy
                  Fax: (978) 988-5665

         and a copy to the LLC at its address listed below;

         if to the LLC, to:

                  CRL Acquisition LLC
                  c/o DLJ Merchant Banking Partners II, L.P.
                  277 Park Avenue
                  New York, New York 10172
                  Attention: Thompson Dean
                  Fax:  (212) 892-7272

         with a copy to:

                  Davis Polk & Wardwell
                  450 Lexington Avenue
                  New York, New York  10017

                           Attention:  George R. Bason, Jr.
                           Fax:  (212) 450-4800

         if to CRL, to:

                  B&L CRL, Inc.
                  c/o Bausch & Lomb Incorporated
                  One Bausch & Lomb Place
                  Rochester, NY 14604

                           Attention: Alan Farnsworth
                           Fax: 716-338-8017

         with a copy to:

                           Nixon Peabody LLP
                           Clinton Square
                           Rochester, NY 14603
                           Attention: Deborah McLean Quinn
                           Fax: (716) 263-1600

         if to DLJ Investment Partners, L.P., to:

                           DLJ Investment Partners, L.P.
                           277 Park Avenue
                           New York, NY 10172
                           Attention: Ivy Dodes
                           Fax: 212-892-7272

         if to DLJ Investment Funding, Inc.,  to:

                           DLJ Investment Funding, Inc.
                           277 Park Avenue
                           New York, NY 10172
                           Attention: John Moriarty
                           Fax: 212-892-7555

         if to DLJ ESC II, L.P., to:

                           DLJ ESC II L.P.
                           c/o DLJ LBO Plans
                            Management Corporation
                           277 Park Avenue
                           New York, NY 10172
                           Attention: John Moriarty
                           Fax: 212-892-7555

         if to BB, to:

                  Brown Brothers Harriman & Co.
                  59 Wall Street
                  New York, NY 10005

                           Attention: Joseph P. Donlan
                           Fax: 212-493-8429

         with a copy to:

                  Paul Weiss Rifkind Wharton & Garrison
                  1285 Avenue of the Americas
                  New York, NY 10019-6064

                           Attention: Marilyn Sobel
                           Fax: 212-757-3990

if to Carlyle, to:

                  Carlyle Group L.P.
                  520 Madison Avenue
                  41st Floor
                  New York, NY 10022

                           Attention: Mr. Mark Alter
                           Fax: 212-381-4950

if to the TCW Entities, to:

                  Trust Company of the West
                  11100 Santa Monica Blvd.
                  Suite 2000
                  Los Angeles, CA 90025

                           Attention: Mr. Jim Shevlet
                           Fax: 310-235-5967


         All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

         Any Person who becomes a Stockholder shall provide its address and fax number to the Company, which shall promptly provide such information to each other Stockholder.

         SECTION 6.09. Headings. The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

         SECTION 6.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         SECTION 6.11. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

         SECTION 6.12. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         SECTION 6.13. Consent to Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.08 shall be deemed effective service of process on such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                           CHARLES RIVER LABORATORIES
                                           HOLDINGS, INC.


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           CRL ACQUISITION LLC


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           B&L CRL, INC.


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           DLJ INVESTMENT PARTNERS, L.P.


                                           By: DLJ INVESTMENT PARTNERS, INC.,
                                               Managing General Partner


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:

                                           DLJ ESC II L.P.


                                           By: DLJ LBO PLANS MANAGEMENT
                                               CORPORATION,
                                               General Partner


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           DLJ INVESTMENT FUNDING, INC.


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           THE 1818 MEZZANINE FUND, L.P.


                                           By: BROWN BROTHERS HARRIMAN & CO.
                                               General Partner


                                           By:
                                             ---------------------------------
                                             Name:
                                             Title:



                                           CARLYLE HIGH YIELD PARTNERS, L.P.


                                           By: TCG High Yield, L.L.C.
                                               General Partner


                                           By:
                                             ---------------------------------
                                             Name: Jack Mann
                                             Title: Executive Managing Director

                                       MANAGEMENT STOCKHOLDERS


                                       -----------------------------------------
                                       James C. Foster



                                       -----------------------------------------
                                       Henry L. Foster



                                       -----------------------------------------
                                       Thomas F. Ackerman



                                       -----------------------------------------
                                       Dennis R. Shaughnessy



                                       -----------------------------------------
                                       Julia D. Palm



                                       -----------------------------------------
                                       Real H. Renaud



                                       -----------------------------------------
                                       Gilbert M. Slater



                                       -----------------------------------------
                                       David P. Johst



                                       -----------------------------------------
                                       Dr. Charn Sun Lee



                                       -----------------------------------------
                                       Dr. Jorg M. Geller

                                       -----------------------------------------
                                       Dr. Christophe Berthoux



                                       -----------------------------------------
                                       Dr. Raj Bhalla



                                       -----------------------------------------
                                       Toshihide Kashiwagi

                                       TCW/CRESCENT MEZZANINE PARTNERS II, L.P.



                                       By: TCW/Crescent Mezzanine II, L.P.
                                           its general partner or managing owner


                                       By: TCW/Crescent Mezzanine, L.L.C.
                                           its general partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       TCW/CRESCENT MEZZANINE TRUST II


                                       By: TCW/Crescent Mezzanine II, L.P.
                                           its general partner or managing owner


                                       By: TCW/Crescent Mezzanine, L.L.C.
                                           its general partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       CRESCENT/MACH I PARTNERS, L.P.


                                       By: TCW Asset Management Company,
                                           as Portfolio Manager and as
                                           Attorney-in-Fact for the Partnership


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       TCW LEVERAGED INCOME TRUST, L.P.


                                       By: TCW Investment Management Company,
                                           as Investment Advisor


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:


                                       By: TCW Advisors (Bermuda), Ltd.,
                                           as general partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                       TCW LEVERAGED INCOME TRUST II, L.P.


                                       By: TCW Investment Management Company,
                                            as Investment Advisor


                                       By:
                                          --------------------------------------
                                          Name:
                                         Title:


                                       By: TCW (LINC II), L.P., as general
                                           partner


                                       By: TCW Advisors (Bermuda), Ltd.,
                                           as its general partner


                                       By:
                                          --------------------------------------
                                          Name:
                                          Title: